Exhibit 2

AGREEMENT AND PLAN OF MERGER

among

CORIUM INTERNATIONAL, INC.,

GURNET HOLDING COMPANY,

and

GURNET MERGER SUB, INC.

OCTOBER 11, 2018

i

ii

Annex A – Conditions to the Offer

Annex B – Form of CVR Agreement

Annex C – Form of Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 11, 2018, is entered into by and among Corium International, Inc., a Delaware corporation (the “Company”), Gurnet Holding Company, a Delaware corporation (“Parent”) and Gurnet Merger Sub, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of each of the Company, Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement, and the sole stockholder of Merger Sub will approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”), (a) at a price per Share of $12.50 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger in accordance with this Agreement, the “Closing Amount”), to the holder of the Share, in cash, net of applicable withholding taxes and without interest, plus (b) one contingent value right per Share (a “CVR”), which shall represent the right to receive $0.50 per Share (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), pursuant to the Contingent Value Rights Agreement to be entered into between Parent and Continental Stock Transfer & Trust Company (the “Trustee”) with such revisions thereto requested by the Trustee that are not, individually or in the aggregate, detrimental to any CVR holder, substantially in the form attached hereto as Annex B (the “CVR Agreement”), in cash, net of applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the Offer Acceptance Time, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement (including the execution and delivery of this Agreement, the CVR Agreement and the Support Agreement), the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the DGCL, and each Share that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Offer, (b) a Dissenting Share or (c) to be cancelled pursuant to Section 2.05(b) and Section 2.05(c) will thereupon be converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the Offer Acceptance Time upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined and declared that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved the terms and conditions of this Agreement and the Transactions on the terms and subject to the conditions set forth herein and the execution, delivery and performance of the Company’s obligations under this Agreement and (c) resolved to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement, a certain holder of Shares (the “Principal Stockholder”) has entered into a tender and support agreement, dated as of the date hereof, substantially in the form attached hereto as Annex C, pursuant to which, among other things, the Principal Stockholder has agreed to tender its Shares to Parent in the Offer (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                          Definitions.

(a)                                 As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other anticorruption or anti-bribery Applicable Law applicable to the Company.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended, in each case, as applicable to any Person or any of its properties or assets.

“Audited Balance Sheet” means the audited balance sheet of the Company as of September 30, 2017, included in the Company SEC Documents.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited financial statements consisting of the   balance sheets and related   statements of income (loss) and comprehensive income (loss), cash flows and equity of the Company as of and for the fiscal years ended September 30, 2017 and September 30, 2016 included in the Company SEC Documents (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“Board of Directors” means, with respect to any entity, the board of directors of such entity.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Cantor Warrant” means the Warrant to Purchase Common Stock, issued May 14, 2018, by the Company to Cantor Fitzgerald & Co.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Developed Products” means any product(s) or product candidate(s) that are the subject of any clinical research or development activities that are being co-developed with a Third Party, including Twirla.

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Units.

“Company IP” means all Intellectual Property in which the Company has (or purports to have) an ownership interest or right to use or otherwise exploit, including all Company Owned IP and Company Licensed IP.

“Company’s Knowledge” or “Knowledge” means, as to a particular matter, the actual knowledge, of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules and any fact or matter that any such person would reasonably be expected to discover or otherwise become aware of in the ordinary course of the conduct of his or her duties as an employee of the Company.

“Company Licensed IP” means any Intellectual Property licensed to the Company.

“Company Material Adverse Effect” means any state of facts, circumstance, event, change, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company; or (ii) would reasonably be expected to prevent or delay beyond the End Date the performance by the Company of its obligations hereunder (it being understood that the obligation to comply with the HSR Act or other Antitrust Laws shall not be deemed to constitute a Company Material Adverse Effect pursuant to this clause (ii)); provided, however, that no Effect to the extent relating to or resulting or arising from the following, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company operates; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company to meet any internal or external projections or forecasts or any decline in the price of the Company Common Stock or other Company Securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition), (G) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, licensors, licensees, venture partners or employees, (H) changes in Applicable Laws or the interpretation thereof, (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof, (J) any Proceedings made, brought or threatened by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board arising out of the Merger or the other Transactions, or (K) any action required to be taken by the Company pursuant to the terms of this Agreement or at the direction of Parent or Merger Sub; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company as compared to any other participants that operate in the industries in which the Company operates.

“Company Owned IP” means any Intellectual Property owned or purported by the Company to be owned by the Company.

“Company Products” means (i) all products and product candidates of the Company referred to by the Company as of the date of this Agreement by the trademark or other designation Corplex Donepezil, Corplex Memantine, Corplex Fingolimod, Corplex Lidocaine and MicroCor® PTH(1-34); and (ii) each other product (if any) of the Company (A) with respect to which an Investigational New Drug application has been filed by or on behalf of the Company, (B) that is the subject of any clinical research or clinical development activities by or on behalf of the Company or (C) with respect to which the Company has obtained any Company Regulatory Permit or has marketed, distributed or sold such product, in each case with the exception of the Co-Developed Products and Third-Party Products.

“Company Registered IP” means all of the Registered IP owned or purported by the Company to be owned by the Company.

“Company Regulatory Permits” means Permits required by the FDA under the FDCA and all Permits of any other applicable Governmental Authority that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, manufacturing, storing, packaging labeling, marketing, distribution, commercialization, sale, pricing, import or export of Company Products, in each case as necessary for the lawful operation of the businesses of the Company as currently conducted in each jurisdiction in which it operates.

“Company Warrants” means, collectively, all warrants to purchase shares of Company Common Stock issued by the Company, including the Cantor Warrant and the Oxford Warrants.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 17, 2018, between Parent and the Company.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Continuing Employees” means Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other commitment, obligation or undertaking of any nature.

“Copyrights” means all copyrights, or rights in published or unpublished works, rights in databases, mask work rights, rights in Software, and registrations, recordations or applications for registration for any of the foregoing and reversions, renewals or extensions thereof.

“Data Room” means the electronic data site established for Project Gangway by Fenwick & West LLP on behalf of the Company and to which Parent and such of its Representatives as have been requested by Parent have been given access in connection with the Transactions.

“Debt Financing” means the debt financing incurred or intended to be incurred for the purposes of financing a portion of the transactions contemplated hereby, including, for the avoidance of doubt, any refinancing, tender offer or other repayment of the Company’s outstanding 5.00% Convertible Senior Notes due 2025 (including any premiums, fees and expenses related thereto).

“Debt Financing Sources” means the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including the parties to any debt commitment letters and joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) as amended, and the rules promulgated thereunder.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government or quasi-governmental, department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified or regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.

“Intellectual Property” means all intellectual property rights and other proprietary rights, whether protected, created or arising under any Law, including Copyrights, Patents, Software, Trademarks and Trade Secrets, and all tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, foreign or international law (including common law), treaty, convention, statute, code, directive, ordinance, rule, interpretation, regulation, standard, administrative guidance, decision, guidance or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room, in each case, no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the date of this Agreement.

“Nasdaq” means the Nasdaq Global Select Market.

“Option Consideration” means, with respect to any Vested Company Stock Option, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company Stock Option multiplied by (y) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Vested Company Stock Option and (ii) one CVR for each Share issuable under such Vested Company Stock Option immediately prior to the Effective Time.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Oxford Warrants” means the Warrants to Purchase Stock, issued November 7, 2011 by the Company to Oxford Finance LLC.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent, materially delay or materially impair Merger Sub or Parent from consummating the Transactions, on a timely basis.

“Patents” means all patents, industrial and utility models, industrial designs, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional, priority and other applications for any of the foregoing, divisionals, continuations (in whole or in part), extensions, supplementary protection certificates, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have been established in the Audited Balance Sheet, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet, to the extent required by GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company, taken as a whole, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company, (v) in the case of the Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (vii) similar Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proceeding” means any suit (whether civil, criminal, administrative, or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that the Company has been notified by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and , in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) registered Trademarks; (iii) registered Copyrights; (iv) Internet domain names; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“RSU Consideration” means, with respect to any Vested Company RSU, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company RSU multiplied by (y) the Closing Amount and (ii) one CVR for each Share issuable under such Vested Company RSU immediately prior to the Effective Time.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software in any form, including object code, source code and code development tools, regardless of the method stored or the media upon which it resides.

“Stockholder/Transaction Litigation” means any claim or Proceeding against the Company or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) a majority of the outstanding voting securities of such Person.

“Tax” means any tax or other like governmental assessment or charge including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges in lieu of or in the nature of a tax (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, or as transferee or successor, by contract or otherwise), together with any interest, penalty, or addition to tax with respect thereto.

“Tax Incentive” means any exemption from taxation, Tax holiday, reduction in Tax rate or similar Tax relief, including any state research tax credits.

“Tax Return” means any report, return, document, declaration, information return filed with, or required to be filed with, a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, or declaration.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Technology” means, collectively, all inventions, (whether patentable or reduced to practice or not), industrial designs, discoveries, improvements, designs, formulae, data collections, diagrams, graphs, drawings, blueprints, mask works, methods, techniques, processes, procedures, algorithms, ideas, know how, research and development, programs, specifications, technology, tools, materials, apparatus and technical information.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Third Party Products” means any product manufactured or packaged by the Company and that is marketed, distributed and/or sold by a Third Party.  For avoidance of doubt, “Third Party Products” specifically includes the products referred to by the Company as of the date of this Agreement by the trademark or other designation “Clonidine TDS,” “Fentanyl TDS,” and “Crest® Whitestrips.”

“Trade Secrets” means, collectively, all trade secrets, confidential information, proprietary information, customer lists, reports, analyses and works of authorship, in each case to the extent maintained as confidential and providing economic and competitive advantage.

“Trademarks” means all trademarks, service marks, service names, fictional business names, trade names, commercial names, certification marks, trade dress rights, Internet domain names and uniform resource locators, and other words, names, slogans, symbols, logos, sounds or other indicators or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services and recognized by any Governmental Authority and/or Internet domain name registrar; registrations, renewals, extensions applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited condensed balance sheet of the Company as of June 30, 2018, included in the Company SEC Documents.

“Unaudited Financial Statements” means the unaudited condensed   financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related condensed   statements of income and comprehensive income, cash flows and equity of the Company as of and for the nine months ended June 30, 2018, included in the Company SEC Documents (including, in each case, any related notes thereto).

“Unvested Consideration (Option/RSU)” shall mean the Unvested RSU Consideration and the Unvested Option Consideration, as applicable.

“Unvested Option Consideration” shall mean (i) an amount equal to the product of (x) the number of Shares issuable under such Unvested Company Stock Option multiplied by (y) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Unvested Company Option, if applicable.

“Unvested RSU Consideration” shall mean (i) an amount equal to the product of (x) the number of Shares issuable under such Unvested Company RSU multiplied by (y) the Closing Amount.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional or willful act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would result in a breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Offer or the Closing when required to do so by this Agreement.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptable Confidentiality Agreement	6.02(i)(i)
Acquisition Proposal	6.02(i)(ii)
Acquisition Transaction	6.02(i)(iii)
Aggregate Commitment	Section 5.09
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Board Recommendation	4.03(b)
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Change of Control Payment	4.15(a)(xv)
Closing	2.03
Closing Amount	Preamble
Commitment Letter	Section 5.09
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Schedules	ARTICLE 4
Company ESPP	2.08(d)
Company Employee Plan	4.17(a)
Company Employees	4.17(a)
Company IT Systems	4.21(j)
Company Preferred Stock	4.06
Company Regulatory Agency	4.23(a)
Company Related Parties	8.03(h)
Company Restricted Stock Unit	2.08(c)
Company SEC Documents	4.07(a)
Company Securities	4.06(c)
Company Stock Option	2.08(b)
Company Stock Plans	4.06(b)(i)
Compensation Arrangements	4.03(c)
Current Premium	6.09(a)
Customer Data	4.21(k)
DEA	4.23(h)
DGCL	Recitals
Dissenting Shares	2.07
DOL	4.17(b)
Effective Time	2.04(b)
EMA	4.23(a)
End Date	8.01(b)(i)
Environmental Permits	4.20(a)
Financing	Section 5.09
Indemnified Party	6.09(b)
Lease Agreement	4.22(b)

Term	Section

Leased Property	4.22(b)
Material Contracts	4.15(a)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
Offer	Recitals
Offer Acceptance Time	2.01(d)
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Price	Recitals
Owned Real Property	4.22(a)
Parent	Preamble
Parent Disclosure Schedules	ARTICLE 5
Parent Stock Option	2.08(b)
Parent RSU Award	2.08(c)
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(f)(ii)
Recall	4.23(f)
Regulatory Action	6.10(b)
Schedule 14D-9	2.02(b)
Section 280G Information	4.17(f)
Share	Recitals
Sponsor	Section 5.09
Stockholder List Date	2.02(c)
Superior Proposal	6.02(i)(v)
Superior Proposal Notice	6.02(f)
Surviving Company Benefit Plans	6.06(a)
Surviving Corporation	2.04(c)
Surviving Corporation Common Stock	2.05(d)
Termination Condition	Annex A
Termination Fee	8.03(b)
Transactions	Recitals
Transition Bonus Plan	Section 2.08(f)
Unvested Company RSU	2.08(b)
Unvested Company Options	2.08(b)
Vested Company Stock Options	2.08(a)
Vested Company RSU	2.08(a)

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.  Except as required by Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act, when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.01.                          The Offer.

(a)                                 Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement (or, if later, at such time as the Company (i) is prepared to file with the SEC the Schedule 14D-9 in accordance with Section 2.02(b) and (ii) has complied with its obligations pursuant to Section 2.02(b)), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase any and all of the Shares at a price per Share equal to the Offer Price to the holder of the Share in cash, net of applicable withholding taxes and without interest.

(b)                                 Terms and Conditions of the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the terms and conditions of this Agreement and the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”).  Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Offer Price), in each case only in a manner not inconsistent with the terms of this Agreement, except that, without the prior written consent of the Company or as provided for by this Agreement, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or amend the terms of the CVR or the CVR Agreement, (iii) amend, modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (v) extend or otherwise change the Offer Expiration Time (except as required or permitted by the other provisions of this Agreement), (vi) change the form of consideration payable in the Offer or (vii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c)                                  Expiration and Extension of the Offer.  The expiration date and time for the Offer, as the same may be extended from time to time, is hereinafter referred to as the “Offer Expiration Time.”  The initial Offer Expiration Time shall be one minute after 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)).  Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 8.01 and notwithstanding anything to the contrary in this Agreement:

(i)                                     Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii)                                  if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree) in order to permit the satisfaction of such Offer Conditions;

provided, that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case beyond the earlier of the End Date or the valid termination of this Agreement in accordance with Section 8.01.

(d)                                 Consummation of the Offer; Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer promptly after (in any event, no later than the first Business Day after) the Offer Expiration Time (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after (in any event, no more than two (2) Business Days after) the Offer Acceptance Time, pay (subject to any applicable withholding tax) for such Shares.  Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for Shares in connection with any extension of the Offer expressly permitted by Section 2.01(c).  Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.  The Offer Price shall be paid to the holder of Shares in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer.

(e)                                  Termination of the Offer.  Parent and Merger Sub may not terminate the Offer prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 8.01.  In the event that this Agreement is validly terminated pursuant to Section 8.01, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination) irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with Applicable Law.

(f)                                   Offer Documents.  On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), but no later than fifteen (15) Business Days after the date of this Agreement unless the Company is not then prepared to file with the SEC the Schedule 14D-9 in accordance with Section 2.02(b), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by Applicable Law.  The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other Applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn in accordance with Section 6.02(d) or Section 6.02(e), shall allow Parent and Merger Sub to include the Board Recommendation in the Offer Documents.  Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Sub shall (i) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (ii) provide the Company and its counsel a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (iii) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such responses.  Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)                                  Guaranteed Delivery.  For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub.

(h)                                 CVR Agreement.  Parent and the Trustee shall, at or prior to the Offer Acceptance Time, duly authorize, execute and deliver the CVR Agreement.

Section 2.02.                          Company Actions.

(a)                                 Approval.  The Company hereby approves of and consents to the Transactions.  The Company agrees that no shares of Company Common Stock held by the Company (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)                                 Schedule 14D-9.  On the date the Offer Documents are filed with the SEC, as soon as reasonably practicable following the filing of the Schedule TO, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and/or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with Section 6.02(d) or Section 6.02(e)), and a notice of appraisal rights and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other Applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL, provided that the Company shall not be deemed to be in violation of its obligations set forth in this sentence if it has used reasonable efforts to prepare the Schedule 14D-9 on an expeditious basis following the date of this Agreement, and is prepared to file with the SEC the Schedule 14D-9  no later than fifteen (15) Business Days after the date of this Agreement.  Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9.  Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent. The Company shall (A) provide Parent any written comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such proposed responses.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC, on the date of filing of any amendment or supplement thereto, and on each date published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.

(c)                                  Stockholder Lists.  In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (x) promptly (and in any event no later than five (5) Business Days after the date of this Agreement) and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.  The Company and Parent shall use reasonable efforts to coordinate the mailing of the Offer Documents and the Schedule 14D-9 so they can be included together in a joint mailing to the holders of the Shares.

Section 2.03.                          The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable after the Offer Acceptance Time, subject to satisfaction or, to the extent permitted hereunder or by Applicable Law, waiver of all conditions set forth in ARTICLE 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, unless another place is agreed upon in writing by the parties hereto.

Section 2.04.                          The Merger.

(a)                                 Effecting the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger, in such form as is required by the relevant provisions of the DGCL (the “Certificate of Merger”), to be executed and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company.  The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

(b)                                 Effective Time.  The Merger shall become effective on such date and at such time as when the Certificate of Merger has been duly filed with the Office of the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)                                  Surviving Corporation.  At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, including Section 251(h) thereof, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)                                 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05.                          Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the stockholders thereof or any other Person:

(a)                                 except as otherwise provided in Section 2.05(b), Section 2.05(c), or Section 2.07, each Share outstanding immediately prior to the Effective Time shall (i) be converted automatically into the right to receive (x) the Closing Amount in cash, net of applicable withholding taxes and without interest plus (y) one CVR, or any such higher consideration as may be paid in the Offer (the “Merger Consideration”) and (ii) cease to be outstanding and shall automatically be cancelled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.06;

(b)                                 each Share owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time (other than Shares tendered and accepted for payment by Merger Sub in connection with the Offer) shall be cancelled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)                                  each Share owned by the Company or held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(d)                                 each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.06.                                             Surrender and Payment.

(a)                                 Paying Agent and Payment Fund.  Prior to the expiration of the Offer, Parent shall appoint Continental Stock Transfer & Trust Company as the paying agent (the “Paying Agent”) for the purpose of paying the Merger Consideration to each holder of a Share outstanding immediately prior to the Effective Time in accordance with this Section 2.06.  As promptly as practicable (and in no event later than two (2) Business Days) after the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to deposit with the Paying Agent, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, the cash necessary to pay for the Shares that are converted into the right to receive the Merger Consideration pursuant to Section 2.05(a) (the “Payment Fund”).  To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.05(a), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the Offer Acceptance Time) for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration for each Share.

(b)                                 Surrender of Shares.  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of book-entry Shares.  Until so surrendered or transferred each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)                                  Unregistered Transferees.  If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)                                 No Other Rights.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or any Certificates except to receive, upon surrender of a Certificate pursuant to and in accordance with this Section 2.06, the Merger Consideration in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(e)                                  Termination of the Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall subject to abandoned property, escheat or other Applicable Laws thereafter look only to the Surviving Corporation (subject to Section 2.11) as general creditors thereof for payment of the Merger Consideration.

Section 2.07.                          Dissenting Shares.  Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand appraisal and who has properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal and payment under the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares.  The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08.                          Vested Company Stock Options; Vested Company RSUs; Unvested Company Stock Options; Company ESPP.

(a)                                 Vested Company Stock Options and Vested Company RSUs.  At the Effective Time, each option to purchase Shares that is vested and outstanding immediately prior to the Effective Time (each, a “Vested Company Stock Option”) and each vested restricted stock unit corresponding to Shares that has not yet settled (each, a “Vested Company RSU”) shall terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive the Option Consideration and/or RSU Consideration (as applicable), if any, with respect to such Vested Company Stock Option or Vested Company RSU. For the avoidance of doubt, if the Closing Amount does not exceed the exercise price payable in respect of each Share issuable under such Vested Company Stock Option, a Vested Company Stock Option shall be terminated and the holder thereof shall not be entitled to the any Option Consideration in respect thereof.

(b)                                 Unvested Company Stock Options and Unvested Restricted Stock Units.  Notwithstanding anything to the contrary herein, Parent will not assume any option to purchase Shares that is unvested and outstanding immediately prior to the Effective Time (each, an “Unvested Company Option”) or any unvested restricted stock units corresponding to Shares (each, an “Unvested Company RSU”).

(i)                                     At the Effective Time, each Unvested Company RSU held by a Continuing Employee or Continuing Consultant that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, subject to Section 2.10, shall be converted into and substituted for the right to receive the applicable Unvested RSU Consideration from Parent for such Unvested Company RSU in accordance with the terms of this Section 2.8(b).

(ii)           At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option held by a Continuing Employee or Continuing Consultant that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, subject to Section 2.10, shall be converted into and substituted for the right to receive the Unvested Option Consideration from Parent for such Unvested Company Option in accordance with the terms of this Section 2.8(b).

(c)           Payment of Unvested Consideration (Option/RSU).  The cash payment pursuant to Section 2.08(b) for Unvested Company Options and Unvested Company RSUs shall be subject to the same restrictions and vesting arrangements (including all provisions with respect to the acceleration of vesting following the Effective Date that would apply if such awards were assumed by Parent, including pursuant to applicable award agreements, employment agreements or severance agreements (collectively, “Employment Offer Documents”) that were applicable to such Unvested Company Options or Unvested Company RSUs as of the Effective Time by virtue of Section 2.08(b). Therefore, the Unvested Consideration (Option/RSU) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Options or Unvested Company RSUs would have become vested under the vesting schedule in place for such awards at the Effective Time (subject to the restrictions and other terms of such vesting schedule and giving effect to all applicable terms with respect to the acceleration of vesting and any applicable Employment Offer Document); provided that if such vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time (after giving effect to any applicable terms of acceleration), no further cash payments will be made with respect to Unvested Consideration (Option/RSU). Parent shall make, or in its discretion shall cause the Surviving Corporation to make, all such required payments no later than the earlier of (A) the 15th day of the calendar month immediately following the calendar month in which the corresponding Unvested Company Option or Unvested Company RSU (as applicable) would have become vested under the service-based vesting schedule in place for such awards at the Effective Time and (B) the end of the calendar year in which the corresponding Unvested Company Option or Unvested Company RSU (as applicable), would have become vested (subject to the restrictions and other terms of such service-based vesting schedule and giving effect to the applicable terms with respect to all acceleration of vesting and any applicable Employment Offer Documents); provided that Parent and the Surviving Corporation shall be entitled to deduct and withhold from such Unvested Consideration (Option/RSU) the required amount of withholding for Taxes pursuant to Section 2.10. The amounts payable pursuant to Section 2.08(b) on a given payment date shall be rounded down to the nearest cent and computed on a grant by grant basis. All amounts payable pursuant to Section 2.08(b) shall be paid without interest. No right or entitlement under Section 2.08(b) may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of Law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Consideration (Option/RSU) in accordance with this Agreement.  As a condition to the payments described in this paragraph as to any holder of an Unvested Company Option or Unvested Company RSU, such holder must consent, in writing, to the treatment of those awards under this Section 2.08 by entering into an award agreement in a form approved by Parent.

(d)           Company ESPP.  As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company’s 2014 Employee Stock Purchase Plan (the “Company ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no new offering period under the Company ESPP shall commence on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, cause a new exercise date to be set under the Company ESPP, which date shall be the Business Day immediately prior to the initial Offer Expiration Time, (iv) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP in accordance with the terms and conditions of the Company ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Offer Expiration Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.08(d)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(e)           Board Action. At or prior to the Offer Acceptance Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.08.

(f)            Transition Bonus Plan.  Prior to the Effective Time, the Company shall adopt a Transition Bonus Plan (the “Transition Bonus Plan”) in the form previously provided to Parent, which will provide for future payments to certain Continuing Employees and Continuing Consultants, in the aggregate, of $750,000, conditioned on first commercial sale of Corplex Donepezil and subject to the terms and conditions set forth therein. The Board shall adopt the Transition Bonus Plan and Parent shall cause the Surviving Corporation to honor the terms of the Transition Bonus Plan until all payments required to be paid pursuant to the Transition Bonus Plan have been paid in full in accordance with their terms or are otherwise not eligible for payment pursuant to their terms. The Transition Bonus Plan shall provide that (x) a Continuing Employee and Continuing Consultant must be in service as of immediately following the Effective Time and as of the time of payment under the Transition Bonus Plan, unless such Person has been terminated without Cause (as defined in the Transition Bonus Plan) or resigned for Good Reason (as defined in the Transition Bonus Plan), (y) the Continuing Employee and Continuing Consultant shall execute and make effective a limited release of claims (with respect to their entitlements under the Transition Bonus Plan) in order to participate in the Transition Bonus Plan as a condition to receiving a potential award under the Transition Bonus Plan, and (z) any amounts forfeited under the Transition Bonus Plan shall be reallocated to other participants of the Transition Bonus Plan on an adjusted pro rata basis in proportion to their participation in the Transition Bonus Plan.

(g)           Payment. As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.08(a), net of any applicable withholding taxes through, to the extent applicable, the Surviving Corporation’s payroll. Any other payments under Section 2.08(b) or Section 2.08(f) shall be paid in accordance with their terms and through the Surviving Corporation’s payroll.

Section 2.09.         Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10.         Withholding Rights.  Notwithstanding any other provision of this Agreement, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled

(i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement.  To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11.         No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law.  If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this ARTICLE 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12.         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this ARTICLE 2.

Section 2.13.         Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

Section 2.14.         Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.         Certificate of Incorporation.  At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that (i) all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company, (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub may be omitted and (iii) any changes as shall be necessary to comply with Section 6.09) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law (but subject to Section 6.09).

Section 3.02.         Bylaws.  The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law (but subject to Section 6.09).

Section 3.03.         Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after October 1, 2017 and prior to the date of this Agreement (other than as set forth in the forward looking statements or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature), but it being understood and agreed that this clause (a) shall not apply to Section 4.03 or Section 4.06(a) and any disclosure in any Company SEC Document covered by this clause (a) shall only qualify a representation or warranty in this ARTICLE 4 to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure that such disclosure is relevant to such representation or warranty in this ARTICLE 4 or (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this ARTICLE 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Schedules that such disclosure is responsive to such other numbered and lettered Section of this ARTICLE 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.         Corporate Existence and Power; No Subsidiaries.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware.  The Company has full power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business conducted as of the date of this Agreement.  The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had a Company Material Adverse Effect.

(b)           The Company does not own, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Person.

Section 4.02.         Organizational Documents.  The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any provision of such Organizational Documents.

Section 4.03.         Corporate Authorization.

(a)           Authority; Enforceability. (i) The Company has full power and authority to enter into this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, to consummate the Transactions, and (ii) the execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)           Company Board Approval and Board Recommendation.  At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) declaring that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopting and approving this Agreement and approving that the Company enter into this Agreement and consummate the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement, the CVR Agreement, the Support Agreement and the Transactions and (v) agreeing and authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the Offer Acceptance Time (the matters described in clauses (i) through (v), the “Board Recommendation”).  As of the date of this Agreement, the resolutions constituting the Board Recommendation have not been withdrawn or modified in a manner adverse to Parent.

(c)           Compensation Arrangements. The Company has taken all action necessary to ensure that all payments to be made and benefits to be granted to any Company Employee in connection with the Transactions pursuant to any employment, compensation, severance, retention or other employee benefit arrangements (“Compensation Arrangements”) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule, to the extent applicable.

Section 4.04.         Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, consent, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or any rule or regulation of Nasdaq and (v) any other actions or filings the absence of which have not had a Company Material Adverse Effect.

Section 4.05.         Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.04 and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10 below, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination, or cancellation or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Contract or Lease Agreement (including any Material Contract or material Lease Agreement) to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or (iv) result in the creation or imposition of any Lien  (other than Permitted Liens) on any rights, property or asset of the Company, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had a Company Material Adverse Effect.

Section 4.06.         Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 14, 2014.  At the close of business on October 9, 2018, (i) 36,517,802 Shares were issued and outstanding, of which no Shares are subject to any rights or restrictions, including rights of the Company to repurchase upon termination of employment, (ii) no Shares were held by the Company in its treasury, (iii) Company Stock Options representing the right to purchase (subject to the terms thereof) an aggregate of 4,113,793 Shares, were issued and outstanding, (iv) Company Restricted Stock Units with respect to an aggregate of 165,934  Shares were issued and outstanding and (v) no shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury.  All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan and Company Warrants will be, when issued in accordance, in all material respects, with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights.  As of the close of business on October 9, 2018, (i) an aggregate number of 1,843,385 Shares were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans, (ii) an aggregate number of 919,325

Shares were reserved for issuance under the Company ESPP and (iii) 382,380 Shares were subject to issuance pursuant to the Company Warrants.

(b)

(i)            Section 4.06(b)(i) of the Company Disclosure Schedules sets forth, as of the close of business on October 9, 2018, a complete and correct list of (A) the number of Shares subject to outstanding Company Stock Options and Company Restricted Stock Units, (B) all outstanding Company Stock Options, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date, the vesting schedule, the expiration date thereof, and the exercise or purchase price per share and (C) all outstanding Company Restricted Stock Units, including the number of shares subject to such award, the name or employee identification number of the holder, the vesting schedule and the grant date.  The Company stock plans set forth on Section 4.06(b)(i) of the Company Disclosure Schedules (the “Company Stock Plans”) are the only plans or programs the Company maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options and Company Restricted Stock Units have been granted under the Company Stock Plans or otherwise.  With respect to each grant of a Company Equity Award, in all material respects, each such grant was made in accordance with the terms of the applicable Company Stock Plan and Applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement) and each Company Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share on the date of the grant. The Company has Made Available to Parent complete and accurate copies of all Company Stock Plans and forms of award agreements evidencing any awards granted thereunder.

(ii)           Section 4.06(b)(ii) of the Company Disclosure Schedules sets forth, as of the close of business on October 9, 2018, a complete and correct list of the following, on a holder-by-holder basis, for each outstanding Company Warrant: (A) the name of the holder of the Company Warrant, (B) the number of Shares subject to the Company Warrant. (C) the date of issuance of the Company Warrant, (D) the exercise price of the Company Warrant and (E) the expiration date of the Company Warrant.  The Company has provided to Parent complete and accurate copies of all Company Warrants.

(c)           Except as set forth in this Section 4.06 and for changes since October 9, 2018 resulting from the exercise or settlement of Company Equity Awards outstanding on such date and set forth on Section 4.06(b) of the Company Disclosure Schedules, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)—(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of the Company.  There are no outstanding obligations or commitments of any character of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.  All Company Stock Options and Company Restricted Stock Units may, by their terms, be treated in accordance with Section 2.08.

(d)           Since September 30, 2015, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Company Stock Option or the withholding of Shares to satisfy applicable tax withholding obligations on the vesting and settlement of Company Restricted Stock Units.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Company Restricted Stock Units, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07.         SEC Filings and the Sarbanes-Oxley Act.

(a)           Since September 30, 2015, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, registration statement, proxy statement, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.07(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”).

(b)           As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

(c)           As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 5.07, each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)           The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC during the three (3) years prior to the date hereof relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e)           The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)            With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of the Sarbanes-Oxley Act, in each case in all material respects as of their respective dates.  As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.  The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 4.08.         Financial Statements; Internal Controls.

(a)           The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the   financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material, individually or in the aggregate) and the absence of notes (which notes, if presented, would not differ materially from those presented in the Audited Financial Statements).  As of the date hereof, there are no material changes to the Unaudited Financial Statements.  As of September 30, 2018, the Company’s cash balance was approximately $70 million.

(b)           The Company maintains, and since September 30, 2015 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2017, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since September 30, 2015, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Each of the Company’s chief executive officer and chief financial officer believe they will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(c)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since September 30, 2015, to the Company’s Knowledge, the Company has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.09.         Disclosure Documents.  None of the information supplied, or to be supplied, by the Company specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by Parent or Merger Sub), including the Schedule 14D-9, will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.  The Schedule 14D-9 and each document required to filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.10.         Absence of Certain Changes.  Since the Audited Balance Sheet Date and through the date of this Agreement, (a) the Company has conducted the business of the Company in all material respects in the ordinary course consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (c) the Company has not taken any action that, if during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 6.01(b)(iii), (b)(iv), (b)(vii)(B), (b)(viii), (b)(xii), (b)(xiv), (b)(xv), (b)(xvi), (b)(xvii), (b)(xviii) or (b)(xxii).

Section 4.11.         No Undisclosed Liabilities.   The Company has no Liabilities that would be required by GAAP to be reflected or reserved against on an audited balance sheet of the Company or disclosed in the footnotes thereto, other than (i) Liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents; (ii) Liabilities incurred pursuant to the terms of this Agreement (including the Company Disclosure Schedules); (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date; and (iv) Liabilities that would not have a Company Material Adverse Effect.

Section 4.12.         Litigation.  As of the date hereof, (a) there is no Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or its properties or assets and (b) the Company is not subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, which, in either case, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.13.         Compliance with Applicable Law.

(a)           The Company is and since September 30, 2015 has been, in compliance with all Applicable Law and Orders, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Between September 30, 2015 and the date of this Agreement, the Company has not received any written notice (i) of any Proceeding by any Governmental Authority relating to the Company or (ii) from any Governmental Authority alleging that the Company is not in compliance with any Applicable Law or Order, in either case except as would not have a Company Material Adverse Effect.

(b)           Except as would not have a Company Material Adverse Effect, (i) the Company has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

Section 4.14.         Anticorruption Matters.  Neither the Company nor, to the Company’s Knowledge, any of its officers, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company) has directly or indirectly (i) used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment or (iii) violated any provision of any Anticorruption Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as would not have, and would not reasonably be expected to have a Company Material Adverse Effect.  Between September 30, 2015 and the date of this Agreement, the Company has not received any written communication that alleges any of the foregoing, except as would not have, and would not reasonably be expected, to have a Company Material Adverse Effect.

Section 4.15.         Material Contracts.

(a)           Section 4.15(a) of the Company Disclosure Schedules contains, as of the date of this Agreement, a complete and accurate list of each Material Contract in effect as of the date hereof and to which the Company is a party or by which it is bound. As used in this Agreement, “Material Contract” shall mean any of the following Contracts:

(i)            any Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Shares or, to the Company’s Knowledge, any of their respective Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Equity Awards);

(ii)           other than purchase orders entered into in the ordinary course of business, any Contract that resulted in, requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $500,000 in the fiscal year ending September 30, 2017 or September 30, 2018;

(iii)          any Contract (A) materially limiting the freedom or right of the Company (or, following the consummation of the Transactions, Parent and its Affiliates) to engage in any line of business, to make use of any Company IP (excluding Contracts limiting the Company’s use of Company Licensed IP pursuant to the terms of the relevant licenses in such Contracts) or to compete with any other Person in any location or line of business (including by limiting the ability to research, develop or sell any particular services or products), (B) containing any “most favored nations” term (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company (or, following the consummation of the Transactions, Parent and its Affiliates) to sell, distribute or manufacture any products, services, Technology or other assets to or for any other Person (excluding Contracts limiting the Company’s use of Company Licensed IP pursuant to the terms of the relevant licenses in such Contracts), or (C) that grants a Third Party development rights or marketing or distribution rights relating to any Company Products or Co-Developed Products; and

(iv)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company;

(v)           any Contract relating to Indebtedness of the Company in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(vi)          any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or the issuance of any guaranty by the Company;

(vii)         any partnership, joint venture, strategic alliance, collaboration, co-promotion, supply, license, or research and development project Contract, or any Contract that relates to the formation, creation, operation or control of any of the foregoing, that is material to the Company, taken as a whole, or that requires the Company to make any material investment in or material extension of credit to, any Person;

(viii)        any Contract wherein the Company (A) is the recipient of a license, sublicense, covenant not to sue or assert, or immunity from suit under any material Intellectual Property rights of any other Person, except non-exclusive licenses to mass-produced Software generally commercially available for licensing by the general public, or (B) develops any material Intellectual Property, itself or through a Third Party;

(ix)          any Contract wherein the Company grants a license, sublicense, covenant not to sue or assert, or immunity from suit under any Intellectual Property rights of any material Company IP to any other Person;

(x)           any Lease Agreement;

(xi)          any Contract with any academic institution, research center or Governmental Authority that provides for the provision of funding from such academic institution, research center or Governmental Authority to the Company for research and development or similar activities involving the creation of any Intellectual Property or other assets;

(xii)         each Contract that provides for the acquisition or disposition, directly or indirectly, of any assets (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice) or businesses (whether by merger, consolidation, acquisition or sale of stock, acquisition or sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out,” payment or other material obligations, including indemnification obligations, on the part of the Company;

(xiii)        each Contract pursuant to which the Company has continuing indemnification, guarantee, royalty payments, achievement of results payments, milestone payments, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business);

(xiv)        each Contract to which the Company is a party that obligates the Company to make any capital commitment, loan or expenditure, in an amount in excess of $500,000; and

(xv)         other than Company Stock Options, Company Restricted Stock Units and the Company ESPP, each Contract that requires or permits the Company, or any successor thereto or acquirer thereof, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment.

(b)           The Company has Made Available to Parent an accurate, complete and unredacted copy of each Material Contract.  As of the date hereof, each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, except where the failure of such Contract to be binding, enforceable or in full force and effect, would not have a Company Material Adverse Effect.  The Company is not in breach of or default under, and has not provided, or, as of the date of this Agreement, received any written notice of any intention to terminate or seek renegotiation of, any Material Contract, and to the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under or has provided or, as of the date of this Agreement, received any written notice of any intention to terminate or seek renegotiation of, any Material Contract, except (in each case) as would not have a Company Material Adverse Effect.  To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification, or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Material Contract, except, in the case of clauses (i), (ii) and (iii), as would not have a Company Material Adverse Effect.

Section 4.16.         Taxes.

(a)           Except as would not have a Company Material Adverse Effect: (i) the Company has filed all Tax Returns required by Applicable Law to be filed by the Company with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Laws; (ii) the Company has maintained all required records prescribed by Applicable Law; (iii) all such Tax Returns and records are accurate and complete in all respects; and (iv) the Company has paid or withheld all Taxes required to be paid or withheld (whether or not shown on any Tax Return).

(b)           Except as would not have a Company Material Adverse Effect: the Company has not granted any currently effective extension or waiver of the statute of limitations period applicable to any Tax Return of the Company, which period (after giving effect to such extension or waiver) has not yet expired or has executed or filed any currently effective power of attorney with respect to Taxes.

(c)           No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing or, to the Company’s Knowledge, otherwise, by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved or are being contested in good faith. There is no Proceeding in progress, pending or, to the Company’s Knowledge, threatened against or with respect to the Company in respect of any Tax.  Since January 1, 2015, no claim has been made in writing or, to the Company’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation or required to file Tax Returns in that jurisdiction.

(d)           There are no Liens for Taxes on any assets of the Company, other than Permitted Liens, except for such Liens that would not have a Company Material Adverse Effect.

(e)           The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

(f)            The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)           The Company is not, and has never been, a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return.  The Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by Contract, or otherwise.

(h)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Taxing Authority, (B) an installment sale or open transaction disposition made on or prior to the Closing Date, (C) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (D) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

Section 4.17.         Employee Benefit Plans.

(a)           Section 4.17(a) of the Company Disclosure Schedules contains a correct and complete list identifying each material Company Employee Plan (which list, for clarity, shall not include at-will offer letters and consulting arrangements which may be terminated by the Company without liability).  “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, non-competition, non-solicitation, restrictive covenant, change of control, retention, severance or similar Contract, plan, program, agreement, arrangement or policy and each other Contract, plan agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit Contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company (collectively, “Company Employees”), or with respect to which the Company has any material liability.  All employee offer letters are substantially in the form previously provided to Parent.

(b)           With respect to each material Company Employee Plan, the Company has made available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (C) the plan documents and summary plan descriptions and any material modifications thereto, or a written description of the material terms (if not in writing); (D) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the U.S. Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation or any similar Governmental Authority relating to any pending and unresolved compliance issues, other than compliance issues that would not reasonably be expected to have a Company Material Adverse Effect; and (F) all current amendments, modifications or supplements to any such document.

(c)           Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes or is obligated to contribute to or, in the past six (6) years, has sponsored, maintained or contributed or has been obligated to contribute to any Company Employee Plan (i) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) any defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) any multiple employer plan (as defined in Section 4063 or 4064 of ERISA).

(d)           Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Company Employee Plan.  Each Company Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

(e)           To the Company’s Knowledge, neither the Company nor any of its directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Company Employee Plan or for which the Company has any future indemnification obligation, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(f)            Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event, other than events taken at the direction of Parent following the Effective Time), other than on account of such Company Employee’s holding Shares, (i) cause any payment or benefit to become due or payable, or required to be provided, to any Company Employee; (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee; (iii) accelerate the time of payment or vesting of any such benefit or compensation; (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code.  The information provided to Parent regarding the applicability and impact of Section 280G of the Code to the Company’s “disqualified individuals” (within the meaning of Section 280G(c) of the Code) in connection with the Transactions (the “Section 280G Information”) is accurate and complete as of the date provided, except as would not reasonably be expected to have a Company Material Adverse Effect.  There is no Contract to which the Company is a party or by which the Company is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

(g)           The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company except as required to comply with Section 4980B of the Code or any similar state or foreign law provision and except as would not reasonably be expected to have a Company Material Adverse Effect.

(h)           To the Company’s Knowledge, there is no action, suit, investigation, audit or proceeding pending against or involving or threatened against or involving any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i)            With respect to each Company Employee Plan that is subject to Section 409A of the Code (i) such Company Employee Plan has been operated in material compliance with such section and all applicable regulatory guidance, and (ii) no benefit provided under such Company Employee Plan will trigger any reportable transaction under Section 409A of the Code, except, in the case of either clause (i) or (ii) above, for any noncompliance or any reportable transaction that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company is not a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.  To the Company’s Knowledge, each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code.

Section 4.18.         Labor and Employment Matters.

(a)           Except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with all Applicable Law and agreements respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health and workers’ compensation, employee classification and wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Company Employees, including to the extent applicable, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws.  As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority that have been communicated to the Company pertaining to the employment practices or actions of the Company or, to the Company’s Knowledge,  threatened against the Company, (ii) no written complaints or charges relating to employment practices or actions of the Company or any employee of the Company have been made to any Governmental Authority or submitted to the Company, and (iii) the Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b)           The Company is not a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. None of the Company Employees is represented by a labor organization, work council, or trade union. To the Company’s Knowledge, as of the date hereof (i) there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company, or any Company Employees and (ii) the Company is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body.  As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or its employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since September 30, 2015.

(c)           Within the past ninety days, the Company has not implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

Section 4.19.         Insurance Policies.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company relating to the business, assets and operations of the Company are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, no notice of cancellation or modification has been received by the Company, and there is no existing default or event which and the Company has not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.20.         Environmental Matters.

(a)           The operations of the Company are, and for the three (3) years prior to the date hereof have been, in compliance in all material respects with all Environmental Law, which compliance has included obtaining, maintaining and complying with any material Permits required under all Environmental Laws to operate its business (“Environmental Permits”).  As of the date of this Agreement, the Company has not received any notice of nonrenewal, suspension or termination of any Environmental Permits.

(b)           As of the date of this Agreement, the Company is not subject to any pending, or to the Company’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits.

(c)           As of the date of this Agreement, there has been no Release by the Company, or to the Company’s Knowledge, by any other Person, of any Hazardous Substance at or from any real property currently or formerly owned, operated or leased by the Company, or, to the Company’s Knowledge as of the date of this Agreement, at any Third Party disposal site, that would reasonably be expected to result in liability to, or a requirement for investigation, notification or remediation by, the Company under any Environmental Law.

(d)           As of the date of this Agreement, the Company has not received any written notice, report or other information of or entered into any legally-binding agreement, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws or Environmental Permits.

(e)           The Company has not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts which have been Made Available to Parent.

(f)            The Company has Made Available to Parent all material assessments, reviews, reports and correspondence involving the Company or any real property currently or formerly owned, operated or leased by the Company in each case relating to unresolved material non-compliance, material liability, or the presence or disposal of Hazardous Substances under Environmental Laws or Environmental Permits that are in the possession or reasonable control of the Company.

Section 4.21.         Intellectual Property.

(a)           Section 4.21(a) of the Company Disclosure Schedules sets forth a complete and accurate list, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, of all Company Registered IP.  All fees, Taxes, annuities and other payments that are due associated with filing, prosecuting, issuing, recording, registering or maintaining any Company Registered IP listed in Section 4.21(a) of the Company Disclosure Schedules (other than Company Registered IP that is specified therein as being abandoned by the Company) have been paid in full through the date hereof, or will be paid by the Closing Date, in a timely manner to the proper Governmental Authority.  The Company has taken all actions reasonably necessary to file, prosecute and maintain all Company Registered IP in full force and effect as of the date hereof, except for such Company Registered IP for which filing, prosecution or maintenance is abandoned in the ordinary course of business.  Except as indicated in Section 4.21(a) of the Company Disclosure Schedules, (i) all Company Owned IP is owned solely and exclusively by the Company and the Company has valid and continuing rights pursuant to a valid written Contract, to use, sell, and license (as the case may be) all other Company Licensed IP used in or necessary for the conduct and operation of the business of the Company as currently conducted and, to the Company’s Knowledge, currently proposed by the Company to be conducted (including, as applicable, the research, development, manufacture and sale, and to the extent performed by the Company, the marketing and distribution, of Company Products, Co-Developed Products and Third Party Products), (ii) the ownership of the entire right, title and interest with respect to Patents listed in Section 4.21(a) of the Company Disclosure Schedules and the complete chain of title starting with each inventor of a Patent is solely in the name of the Company, and recorded with the applicable Governmental Authority in the United States, (iii) all such Company Owned IP is subsisting, enforceable and, to the Company’s Knowledge, valid and (iv) the Company Owned IP, along with the Company Licensed IP, constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the business of the Company as currently conducted and, to the Company’s Knowledge, currently proposed by the Company to be conducted; provided, however, the representation in this Section 4.21(a)(iv) is made to the Company’s Knowledge with respect to third party Patents. With the exception of Co-Developed Products and Third-Party Products, the only material products and material product candidates of the Company as of the date of this Agreement that are the subject of ongoing pre-clinical and/or clinical research and development activities by the Company are included in clause (i) of the definition of Company Products in Section 1.01(a) above.

(b)           To the Company’s Knowledge, the Company has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Company Owned IP. No act has been done or omitted to be done by the Company which has had or would reasonably be expected to render any Patent contained in the Company Owned IP unenforceable.

(c)           Except as disclosed in Section 4.21(c) of the Company Disclosure Schedules, the Company has not licensed or otherwise granted any right to any Person under any Company Owned IP or otherwise agreed not to assert its rights in any Company Owned IP against any Person, except for nonexclusive licenses and covenants that are not material to the business of the Company and are (i) granted to the Company’s vendors, suppliers, consultants, independent contractors, and service providers to use or practice such Company Owned IP solely to provide products or services to the Company, or (ii) granted to the Company’s actual or prospective collaboration partners or customers to use or practice such Company Owned IP solely in furtherance of their collaboration with the Company or in connection with products or services furnished by the Company, in each case (under (i) and (ii) above) where such parties assign to the Company all rights to any and all material, Company Product-related Intellectual Property conceived, created or otherwise developed thereunder (if any).  Except as set forth in a Material Contract Made Available to Parent, the Company has not been licensed or otherwise been granted any rights to any

Intellectual Property of any Person that is material to the business of the Company as currently conducted and, to the Company’s Knowledge, currently proposed by the Company to be conducted.

(d)           All former and current employees, consultants or contractors of the Company have executed and delivered valid, written instruments that assign to the Company all rights to any Intellectual Property and Technology conceived, created or otherwise developed by them in the course of their performing services for the Company.  No director, officer, employee, consultant or contractor of the Company owns or claims any rights in (nor has any of them made application for) any Company Owned IP or Technology owned or purported to be owned by the Company.

(e)           The Company has entered into confidentiality and nondisclosure agreements with all of its current and former directors, officers, employees, consultants and contractors with access to the confidential or proprietary information included in the Company Owned IP, including the Trade Secrets therein, to protect the confidentiality thereof.  There has not been any breach of any such agreement by the Company or, to the Company’s Knowledge, by any such current and former directors, officers, employees, consultants and contractors.  The Company has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of all such information, in each such case using not less than a reasonable degree of care under the circumstances.

(f)            The Company does not infringe, misappropriate or otherwise violate, nor has it ever infringed, misappropriated or otherwise violated, any Intellectual Property right of any other Person. The research, development, manufacture, marketing, sale or distribution of any Company Products, the research, development, manufacture and, to the extent (if any) performed by the Company, the marketing, sale and distribution of Co-Developed Products and the manufacture and, to the extent (if any) performed by the Company, the marketing, sale and distribution of any Third Party Products, in each case, by the Company does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person.  The representations in the previous two sentences are made to the Company’s Knowledge with respect to third party Patents.  To the Company’s Knowledge, there are no facts or circumstances as of the date hereof that indicate any Person is infringing upon any of the Company Owned IP.

(g)           No Company Owned IP was conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any U.S. Governmental Authority.

(h)           Neither the execution, delivery and performance of this Agreement will (i) contravene, conflict with, alter or impair, any of the Company’s rights in or to any Company Owned IP, Company Licensed IP, Company Products, Co-Developed Products or Third Party Products, (ii) contravene, conflict with, alter or impair the validity, enforceability, ownership, priority, duration, scope or effectiveness of any Company Owned IP, Company Licensed IP, Company Products, Co-Developed Products or Third Party Products, or (iii) otherwise trigger any additional payment obligations of the Company with respect to any Company Owned IP, Company Licensed IP, Company Products, Co-Developed Products or Third Party Products.

(i)            Except as set forth in Section 4.21(i) of the Company Disclosure Schedules, there has been no Proceeding pending, or, to the Company’s Knowledge, threatened, whether or not resolved or settled, that (i) challenges the rights of the Company in respect of any Company Owned IP, Company Licensed IP, Company Products, Co-Developed Products or Third Party Products or (ii) asserts that the Company is, was or will be infringing, misappropriating or otherwise violating any Intellectual Property of any other Person.  Except as set forth in Section 4.21(i) of the Company Disclosure Schedules, none of the Company Owned IP or Company Products, or, to the Company’s Knowledge, Company Licensed IP, Co-Developed Products or Third Party Products, is the subject of any order, decree or injunction of any

Governmental Authority.  The Company has not been subject to any order, decree or injunction of any Governmental Authority in respect of any other Person’s Intellectual Property. For the purpose of the representations in this Section 4.21(i), any reference to order, decree or injunction shall not include routine correspondence, rejection notices and other typical communications from applicable Governmental Authorities in the usual course of prosecution or maintenance of Company Registered IP.

(j)            The Company owns or has a valid right to access and use pursuant to a valid, written Contract, all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Company as currently conducted and, to the Company’s Knowledge, as currently proposed by the Company to be conducted (the “Company IT Systems”).  The Company IT Systems (i) operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted and, to the Company’s Knowledge, as currently proposed by the Company to be conducted, and (ii) do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (B) to the Company’s Knowledge, enable or assist any Person to access without authorization any Company IT Systems.

(k)           The collection, acquisition, use, storage, transfer, distribution or dissemination by the Company of any personally identifiable information of any third parties or of customers (or customers’ confidential information) (collectively, “Customer Data”) are in material compliance with (i) all Applicable Law, and (ii) the Company’s privacy policies.  The Company maintains commercially reasonable policies, procedures and security measures (which such policies, procedures and measures are reasonable commensurate with industry standards) with respect to the physical and electronic security and privacy of Customer Data, and the Company is in material compliance with such policies and procedures.  To the Company’s Knowledge, there have been no material breaches or violations of any such security measures, or any unauthorized access of any Customer Data.  No Proceeding is pending against the Company, nor to the Company’s Knowledge, threatened, relating to any such policy, Applicable Law in relation to Customer Data or any material breach or alleged breach thereof.

Section 4.22.         Real Property.

(a)           Section 4.22(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all real property owned by the Company (the “Owned Real Property”).  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has good and marketable title to all of the Owned Real Property free and clear of all Liens other than Permitted Liens.  The Company has not granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to sell or dispose of the Owned Real Property or any portion thereof or interest therein.

(b)           Section 4.22(b) of the Company Disclosure Schedules sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company and the address thereof (each, a “Leased Property”) and, with respect to each material Leased Property, each lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto, demising any such Leased Property to the Company (each, a “Lease Agreement”).  The Company (i) holds a valid and existing leasehold interest in each Leased Property and (ii) holds good and valid title to all material tangible properties and assets, in each case, free and clear of all Liens other than Permitted Liens, except, in each case, as would not have a Company Material Adverse Effect.

(c)           With respect to each Leased Property, the Company enjoys possession and quiet enjoyment thereof and the Company has not subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein.

Section 4.23.         Health Regulatory Matters.

(a)           The Company has filed with the applicable regulatory authorities (including the FDA, the European Medicines Agency (“EMA”), or any other Governmental Authority performing functions similar to those performed by the FDA) (each a “Company Regulatory Agency”) for all Company Regulatory Permits and has made all required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports.  All such Company Regulatory Permits, filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Law when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Governmental Authority to the Company with respect to any such Company Regulatory Permits, filings, declarations, listing, registrations, reports or submissions.

(b)           All preclinical and clinical studies or tests sponsored by, or on behalf of, the Company, or used, or intended to be used, to support any filing or application for a Company Regulatory Permit, have been conducted in material compliance with Applicable Law and applicable, rules, regulations and guidance, binding upon the Company’s activities, including Good Clinical Practice and Good Laboratory Practice regulations.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended by the FDA or any other applicable Governmental Authority prior to completion, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company, has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(c)           The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf, has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other foreign, federal, state or local governmental or any regulatory authority performing functions similar to those performed by the FDA, or with respect to any Company Regulatory Permit, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, and the Company is not, and, to the Company’s Knowledge, no Person acting on its behalf, is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.  The Company has not, and, to the Company’s Knowledge, none of its officers, employees or agents (including any clinical investigator) have been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Applicable Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Applicable Law.

(d)           The Company is not party to or does not have any ongoing reporting obligations pursuant to or under any Order by Company Regulatory Agency (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decrees, settlement orders or other similar agreements) and no such Order is currently proposed or pending.

(e)           The Company is in compliance and, since September 30, 2015, has been in compliance, in each case, in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the FDCA, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; and (iv) Applicable Laws which are cause for exclusion from any federal health care programs.  The Company is not, nor, to the Company’s Knowledge, are any of its officers, employees, representatives or agents, subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Applicable Law, and, as of the date of this Agreement, no such enforcement, regulatory or administrative proceeding has been threatened in writing.

(f)            Since September 30, 2015, all Company Products, Co-Developed Products and Third Party Products have been manufactured in material compliance with Applicable Law and applicable, rules, regulations and guidance binding on the Company, including current Good Manufacturing Practices regulations and Quality System Regulations, and all Co-Developed Products and Third Party Products have been manufactured, packaged and stored in material compliance with customer specifications.  Except as disclosed in Schedule 4.23(f), since September 30, 2015, the Company has not voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients (collectively, a “Recall”) relating to any Company Product, Co-Developed Product or Third Party Product.  Since September 30, 2015, the Company has not received any written notice from the FDA or any other Company Regulatory Agency requesting or requiring, (i) the Recall of any Company Product, Co-Developed Product or Third Party Product, (ii) a material adverse change in the labeling of any Company Product or Co-Developed Product, or (iii) a termination, enjoinment or suspension of the research, development, manufacturing, marketing, or distribution of any Company Product or Co-Developed Product.

(g)           The Company has Made Available to Parent complete and accurate copies of (i) each Investigational New Drug Application, New Drug Application (including those submitted pursuant to Section 505(b)(2) of the FDCA), Abbreviated New Drug Application, or Premarket Notification submitted to the FDA, EMA, or any other Governmental Authority by or on behalf of the Company, including any supplements thereto, relating to Company Products, (ii) all final study results and/or reports relating to Company Products in the Company’s possession, (iii) all correspondence to or from the FDA, the EMA or any comparable Governmental Authority, including meeting minutes and records of contacts, in each case relating to  Company Products, (iv) all documents in the Company’s possession related to inspections of the Company’s facilities by the FDA, the EMA or comparable Governmental Authority and (v) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to any Company Product or Co-Developed Product, in each case as of the date this Agreement.

(h)           The Company and its respective directors, officers, employees, and agents (while acting in such capacity) is, and during the two-year period immediately preceding the date of this Agreement has been, in material compliance with all controlled substance Laws, applicable to the Company’s operation of the business as currently conducted, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the regulations promulgated pursuant to such Law, and any other similar local, state, or foreign Laws, including all necessary registration, recordkeeping, reporting, security and storage requirements.  During the two-year period immediately preceding the date of this Agreement, the

Company has not received any correspondence or any other written communication from any Governmental Authority, including, without limitation, the Drug Enforcement Administration (“DEA”) and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Company under any applicable controlled substance Laws.  To the extent applicable, the Company has sufficient quota for the remainder of 2018, and DEA has granted all requested quota for 2019.

Section 4.24.         Interested Party Transactions.  There are no Contracts, transactions, arrangements, or understandings between the Company, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of five percent (5%) or more of the shares of Company Common Stock on the other hand that would be required to be disclosed pursuant to, and, since the Audited Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.25.         Brokers’ Fees.  Except for Guggenheim Securities, LLC, copies of whose engagement agreements (and all indemnification and other agreements related to such engagements) have been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company, its Affiliates, or any of its executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

Section 4.26.         Opinion of Financial Advisor.  The Company Board has received an opinion from Guggenheim Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be paid to the holders of Shares in the Offer and the Merger (other than Parent, Merger Sub and their respective Affiliates and other than any Dissenting Shares) is fair, from a financial point of view, to such holders.  A signed copy of the opinion, which has not been withdrawn, revoked or modified, shall be delivered to Parent as soon as practicable for information purposes only.

Section 4.27.         No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this ARTICLE 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranty of any kind or nature whatsoever, including with respect to the Company or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and the Company hereby expressly disclaims any such other representations and warranties.  The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Parent Disclosure Schedules), none of Parent, Merger Sub or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.  The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this ARTICLE 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Parent Disclosure Schedules that such disclosure is responsive to such other numbered and lettered Section of this ARTICLE 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.         Corporate Existence and Power.  Parent is a corporation duly organized, validly existing and in good standing (to the extent the concept of “good standing” is applicable) under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

Section 5.02.         Authorization; Enforceability.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and the CVR Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and the CVR Agreement, and, assuming due authorization, execution and delivery by the Company or the Trustee (as the case may be), this Agreement constitutes and at the Offer Acceptance Time, the CVR Agreement will constitute a valid and binding agreement of each of Parent and Merger Sub, and this Agreement is and at the Offer Acceptance Time, the CVR Agreement will be enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03.         Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, consent, approval, authorization or permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and compliance with other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which the Parent and Merger Sub are qualified to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (v) any other actions or filings the absence of which would not have a Parent Material Adverse Effect.

Section 5.04.         Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a Parent Material Adverse Effect.

Section 5.05.         Capitalization and Operation of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent.  Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 5.06.         No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or the CVR Agreement, or to approve the Merger or the other Transactions.  The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement and the CVR Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.

Section 5.07.         Disclosure Documents.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.  The Offer Documents and each document required to be filed by Parent or Merger Sub with the SEC in connection with the Offer will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 5.08.         Litigation.  As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, overtly threatened against, Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which in either case, has had or if resolved adversely would have a Parent Material Adverse Effect.

Section 5.09.         Financing.  Parent has delivered to the Company a true and complete copy of a fully executed commitment letter dated on or about the date of this Agreement (the “Commitment Letter”) from Gurnet Point L.P. (the “Sponsor”), providing for an equity investment in

Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Financing”).  As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been amended or modified, and no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.  As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing.  Assuming (i) the Financing is funded in accordance with the Commitment Letter and (ii) the satisfaction of the Offer Conditions, the net proceeds contemplated by the Commitment Letter will, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the Merger Consideration, the amounts required to be paid pursuant to Section 2.08 and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related Expenses payable on the Closing Date by them in connection with the Transactions (such amount collectively, the “Aggregate Commitment”).  As of the date of this Agreement, the Commitment Letter is (x) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and each of the other parties thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and (z) in full force and effect.  As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto under the Commitment Letter.  As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article IVI, and the satisfaction of the Offer Conditions, Parent has no reason to believe that the Financing will not be available to Parent or Merger Sub at the Effective Time.

Section 5.10.         Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective controlled Affiliates “owns,” and at all times since the date of incorporation of the Company none of Parent, Merger Sub or any of their respective controlled Affiliates has “owned,” beneficially or otherwise (as such terms are defined in Section 203 of the DGCL), any of the outstanding shares of Company Common Stock (other than passive investments for cash management purposes or employee benefit plans established or maintained for the benefit of Parent or its controlled Affiliates’ employees in the ordinary course of business).  Neither Parent nor Merger Sub is, or since the date of incorporation of the Company has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 5.11.         No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this ARTICLE 5, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranty of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties.  Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.  Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.  Parent and Merger Sub have conducted their own independent investigation of the Company and the Transactions and have had an opportunity to discuss and ask questions regarding the Company with the management of the Company.

ARTICLE 6

COVENANTS

Section 6.01.               Conduct of the Company.

(a)           During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with ARTICLE 8 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 6.01 of the Company Disclosure Schedules, (x) required by Applicable Law, (y) expressly required by this Agreement or (z) undertaken with the prior written consent of Parent, the Company shall conduct the business of the Company in the ordinary course, consistent with past practice, and use its reasonable efforts to (i) preserve intact the material aspects of their business organizations, assets, leases and Technology, (ii) keep available the services of its officers and key employees of the Company, (iii) maintain in effect all of its material Permits and insurance policies and (iv) maintain and preserve its material relationships with material customers, lenders, vendors, service providers, suppliers, licensors, licensees, distributors and others having material business relationships with the Company.

(b)           Without limiting the generality of the foregoing in Section 6.01(a) and except for matters (w) set forth in Section 6.01 of the Company Disclosure Schedules, (x) required by Applicable Law, (y) expressly required by this Agreement or (z) undertaken with the prior written consent of Parent, the Company shall not:

(i)            amend the Organizational Documents of the Company (whether by merger, consolidation or otherwise);

(ii)           issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Lien with respect to the Company Securities or any other capital stock of the Company, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement pursuant to existing Company Stock Plans or pursuant to the terms of the Company Restricted Stock Units that are outstanding on the date of this Agreement, in each case in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement, (B) pursuant to the Company’s ESPP in accordance with the terms thereof and this Agreement, or (C) upon the exercise of Company Stock Options or settlement of Company Restricted Stock Units granted in accordance with Section 6.01(b)(xix) below;

(iii)          amend any term of any Company Security (whether by merger, consolidation or otherwise);

(iv)          except in connection with actions permitted by Section 6.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the Transactions;

(v)           except in connection with actions permitted by Section 6.02 hereof, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company under any similar Applicable Law;

(vi)          create any Subsidiary of the Company;

(vii)         (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s capital stock or other securities (other than dividends to the Company) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company, or otherwise change the capital structure of the Company;

(viii)        make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by Applicable Law;

(ix)          change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in all material respects in accordance with past practices;

(x)           accelerate, terminate or consent to the termination of, cancel, exercise or fail to exercise an expiring renewal option, materially amend, grant a waiver of any material right under or otherwise (x) materially modify any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date of this Agreement or (y) enter into Contract that would constitute a Material Contract if in effect as of the date of this Agreement (provided, however, that if the Company requests to take any action prohibited by this Section 6.01(b)(x), Parent will not unreasonably withhold, consent or delay providing written consent to such action);

(xi)          make, or agree or commit to make any capital expenditure in excess of $100,000 in the aggregate, other than such capital expenditures that are described (with dollar values attributed) in the Company’s capital plan for fiscal 2019 (a copy of which was previously provided to Parent on October 8, 2018);

(xii)         repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of the Company or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

(xiii)        grant or suffer to exist any Liens on any properties or assets of the Company that are material to the Company, other than Permitted Liens;

(xiv)        make any capital investment in or loan or advance to, or forgive any loan to, any other Person;

(xv)         other than in the ordinary course of business, acquire, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of or subject to any Lien any of the material assets, properties or rights of the Company;

(xvi)        purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person;

(xvii)       enter into a new line of business or abandon or discontinue any existing line of business;

(xviii)      settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction of Proceedings arising after the date hereof (which the Company shall keep Parent reasonably apprised of the status of each such Proceeding) that (A) relates to any Stockholder/Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.11) or (B) (1) results solely in a monetary obligation involving only the payment of monies by the Company of not more than $250,000, individually or in the aggregate for all such Proceedings (excluding any settlements or settlement amounts funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company) and (2) would not involve any admission of guilt or impose any material restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company, whether before, on or after the Effective Time;

(xix)        except as required by Applicable Law or agreements, plans or arrangements existing on the date hereof, (A) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases with respect to Company Employees who are not directors or executive officers in the ordinary course of business in connection with the Company’s annual merit-based compensation review process, (B) enter into any new, or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors or employees, (C) establish, adopt, enter into, materially amend, terminate, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, (D) enter into any third-party Contract with respect to a Company Employee Plan (including Contracts for the provision of services to such Company Employee Plan, including benefits administration) having a term of greater than one (1) year, other than ordinary course renewals of existing Company Employee Plans pursuant to their terms, (E) fund any rabbi trust or similar arrangement, (F) grant  or amend any equity or equity-based awards except as required by existing Company Stock Plans or (G) hire any employee or independent contractor, other than in the ordinary course of business consistent with past practice, terminate the employment or service (other than for cause) of any employee or independent contractor;

(xx)         other than in the ordinary course of business consistent with past practice, sell, license, sublicense, covenant not to sue under, abandon, allow to lapse, assign, transfer, disclose, create any Lien on (other than Permitted Liens), or otherwise grant any rights under any Company Owned IP, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company with respect to any Company Licensed IP;

(xxi)        settle or compromise any claim relating to a material amount of Taxes, agree with a Taxing Authority as to any material adjustment of any Tax attribute or Tax Incentive, consent to any extension or waiver of the statute of limitations period that will remain in effect after the Closing Date applicable to a material amount of Taxes, enter into any closing agreement with respect to Taxes, amend any Tax Return, make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, or file any material Tax election or any election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder;

(xxii)       enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of the Company or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; or

(xxiii)      authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 6.01(b).

(c)           Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act and any other applicable Antitrust Laws) prior to the Offer Acceptance Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02.         Unsolicited Proposals.

(a)           Except as permitted by this Section 6.02, from the date of this Agreement until the Offer Acceptance Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit and shall direct its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate or knowingly cooperate with the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than in response to an inquiry from a Third Party that was not solicited in violation of this Section 6.02, informing such Third Party of the existence of the provisions contained in this Section 6.02, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company, afford access to the business, properties, assets, books, or records of the Company to or otherwise knowingly assist, participate in, knowingly facilitate, knowingly cooperate with or knowingly encourage any action by, any Third Party in connection with or for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (iii) recommend, approve, authorize or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (iv) approve, authorize, resolve or agree (or publicly propose to approve, authorize, resolve or agree) to do any of the foregoing.  Promptly following the execution of this Agreement, on the date hereof, the Company shall, and shall direct its Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction.  Within three (3) Business Days of the execution of this Agreement, the Company shall request the prompt return or destruction of any confidential information provided to any such Third Party or any of its Representatives and from any other Person to whom confidential information was provided in connection with a proposed Acquisition Transaction.  Notwithstanding anything herein to the contrary, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a private Acquisition Proposal to the Company Board; in each case, to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if prior to the Offer Acceptance Time the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.02, do any or all of the following: (i) furnish any information with respect to the Company to any Third Party making such Acquisition Proposal; provided, that (A) prior to furnishing any such information, the Company receives (or has received) from such Third Party and provides to Parent a copy of an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available (including through the Data Room) to Parent promptly (and in any event no later than twenty-four (24) hours after it is so furnished) to such Third Party or (ii) participate or engage in negotiations or discussions with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. The Company acknowledges and agrees that any action that, if taken by the Company would be a breach of the provisions set forth in this Section 6.02 is taken by any Representative of the Company (or, solely for purposes of Section 6.02(e) and the first sentence of this Section 6.02(b) the Principal Stockholder), such action shall be deemed to constitute a breach of this Section 6.02 by the Company.

(c)           Except as set forth in this Section 6.02, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Board Recommendation (it being understood that failing to recommend the rejection of any Acquisition Proposal that is a tender offer or exchange offer and reaffirming the Board Recommendation within ten (10) Business Days after the commencement of such tender offer or exchange offer shall be considered an adverse modification), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal, (C) after public announcement of an Acquisition Proposal (other than in connection with the commencement of a tender offer or exchange offer), fail to publicly reaffirm and confirm that the Company Board has not changed the Board Recommendation within five (5) Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the scheduled date of the Offer Acceptance Time); provided, that Parent may only make such request once with respect to any Acquisition Proposal that has not been amended with respect to financial or other material terms, or (D) fail to include the Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or enter into, any Contract, letter of intent, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).

(d)           Notwithstanding anything to the contrary contained in this Section 6.02, at any time prior to the Offer Acceptance Time, the Company Board may make a Change in Recommendation in response to an Intervening Event if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, (ii) (A) the Company shall have provided Parent five (5) Business Days’ prior written notice of its intention to make a Change in Recommendation prior to making any such Change in Recommendation, which notice shall describe the reasons therefore and the Intervening Event in reasonable detail (provided, that such notice shall not constitute a Change in Recommendation) and (B) if requested by Parent in good faith, during such five (5) Business Day period after providing such notice, negotiate (and direct its Representatives to negotiate) in good faith with Parent and its Representatives with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Change in Recommendation would no longer be necessary, and (iii) after giving effect to all revisions and proposals contemplated by the foregoing clause (ii), if any, after consultation with outside legal counsel, the Company Board shall have determined in good faith that failure to make the Change in Recommendation in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.  For the avoidance of doubt, in the event of any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect to any revisions proposed or proposals made by Parent as referred to above), a new notice shall be required from the Company pursuant to Section 6.02(d)(ii), except that the references to five (5) Business Days in this Section 6.02(d) shall be deemed to be three (3) Business Days, and the provisions of this Section 6.02(d) shall otherwise apply to the Intervening Event as modified thereby.

(e)           Notwithstanding anything to the contrary contained in this Section 6.02, at any time prior to the Offer Acceptance Time if, in response to a bona fide written Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure of the Company Board to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, then (A) subject to compliance with Section 6.02(f), the Company Board may make a Change in Recommendation and (B) subject to the Company’s compliance with Section 8.01(d)(i), the Company may terminate this Agreement pursuant to such Section 8.01(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

(f)            Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Change in Recommendation pursuant to Section 6.02(e) or terminate this Agreement pursuant to Section 8.01(d)(i), unless (x) the Company shall have provided to Parent five (5) Business Days’ prior written notice (the “Superior Proposal Notice”), which notice shall not constitute a Change in Recommendation, advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal) and providing Parent with a copy of the Alternative Acquisition Agreement and any other relevant documents for such Superior Proposal in the form to be entered into (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and (y):

(i)            during such five (5) Business Day period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)           the Company Board shall have considered in good faith any and all adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect, and that the failure to make the Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

For the avoidance of doubt, any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the references to five (5) Business Days in this Section 6.02(f) shall be deemed to be three (3) Business Days.

(g)           The Company shall promptly (and in any event within twenty-four (24) hours after receipt) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, and in connection with such notice, provide to Parent in writing within twenty-four (24) hours the terms and conditions (including the identity of the Third Party making any such Acquisition Proposal), other than immaterial terms and conditions, of any such Acquisition Proposal as well as copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request.  The Company shall (i) keep Parent reasonably informed on a reasonably current basis of the status and details and terms (other than immaterial details and terms) of any such Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.02(b), advising Parent of any determination by the Company Board pursuant to Section 6.02(b)) and any discussions and negotiations concerning the terms and conditions (other than immaterial terms and conditions) thereof and (ii) promptly provide to Parent (and in any event within twenty-four (24) hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(h)           Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required by Applicable Law and the failure of the Company Board to comply therewith would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that this Section 6.02(h) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 6.02(d) — (f) and any disclosure contemplated by clause (i) or

(ii) shall be deemed a Change in Recommendation unless the Company Board expressly reaffirms the Board Recommendation in such disclosure.

(i)            Definitions. For purposes of this Agreement:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms that are, in the aggregate, no less restrictive of, or in the aggregate more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 6.02 or otherwise prohibit the Company from complying with its obligations under Section 6.02.

(ii)           “Acquisition Proposal” means any inquiry, indication of interest, offer or proposal, including any amendment or modification to any existing inquiry, indication of interest, offer or proposal (other than, in each case, any inquiry, indication of interest, offer or proposal made or submitted by or on behalf of Parent, Merger Sub or one or more of their controlled Affiliates), contemplating or otherwise relating to an Acquisition Transaction.

(iii)          “Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with any Person or “group” (as defined in the Exchange Act) relating to (v) granting an exclusive license to Corplex Donepezil, Corplex Memantine or Corplex Fingolimod, (w) the issuance to such Person or “group” or acquisition by such Person or “group” of, or a tender offer or exchange offer that if consummated would result in such Person or “group” beneficially owning (within the meaning of Section 13(d) of the Exchange Act), at least twenty percent (20%) of the outstanding equity interests in the Company, (x) the acquisition (including by exclusive license) by such Person or “group” of assets of the Company representing at least twenty percent (20%) of the fair market value of the assets of the Company, or to which twenty percent (20%) or more of the Company’s net income or net revenues are derived, in each case of clause (w) and (x), whether pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction, (y) the liquidation or dissolution of the Company or (z) any combination of the foregoing. Notwithstanding the foregoing, an exclusive license to a third party to Corplex Donepezil, Corplex Memantine or Corplex Fingolimod that is limited to geographic territories that do not include the United States shall not be deemed to be an “Acquisition Transaction” for purposes of clause (v) of this paragraph if Parent shall have consented to discussions with such third party with respect thereto.

(iv)          “Intervening Event” means a material event, occurrence or fact occurring or arising after the date hereof (other than any event, occurrence or fact that results from a material breach of this Agreement by the Company or from the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) the Company pursuant to, this Agreement) that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, other than any event, occurrence or fact that relates to (i) an Acquisition Proposal or any matter relating thereto or consequence thereof or (ii) Parent, Merger Sub or any of their Affiliates.

(v)           “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) made by a Third Party, that did not result from a material breach of Section 6.02, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement and any other agreements proposed by Parent, including any Proposed Changed Terms) and taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is reasonably capable of being consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

Section 6.03.         Approval of Merger.  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the Offer Acceptance Time, without a stockholder vote, pursuant to Section 251(h) of the DGCL.

Section 6.04.         Access to Information.

(a)           Upon reasonable notice to the Company, the Company shall, and shall cause its officers, directors, employees and other Representatives to, (i) afford Parent’s and Merger Sub’s officers and Parent’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, facilities, books, Contracts, records (including Tax Returns), reports (including draft and final reports of Deloitte & Touche LLP relating to the 2017 audited financials as and when furnished to the Company), work papers, correspondence and any other such assets, documents and information of or relating to the Company that is in the possession, custody or control of the Company or its Representatives (whether in physical or electronic form) and shall furnish Parent and Merger Sub financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request, (ii) upon reasonable request from Parent or Merger Sub, use reasonable efforts to afford Parent’s and Merger Sub’s officers and other authorized Representatives reasonable access to the Company’s suppliers and material customers and (iii) promptly furnish Parent and Merger Sub with a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty or binding confidentiality obligation of the Company (so long as the Company has used such reasonable efforts as may be requested by Parent  to make appropriate substitute arrangements, to permit reasonable disclosure not in violation of such Applicable Law, agreement or duty); provided, further, that information shall be disclosed subject to the execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, in each case, to the extent that the Company determines that doing so would permit the disclosure of any such information without violating any Applicable Laws, including applicable Antitrust Laws, or jeopardizing any such legal privilege.

(b)           No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)           Each party acknowledges that all information provided to it or any of its Representatives by the other party or any of such party’s Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be provided under, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.05.         Notice of Certain Events.  During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a)           any written notice or other written communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;

(b)           any written notice or other written communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c)           the commencement or written threat to commence any Stockholder/Transaction Litigation or any other Proceeding that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any section of this Agreement; and

(d)           any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth on Annex A or in ARTICLE 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth on Annex A or in ARTICLE 7 have been satisfied;

provided, however, that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Section 6.06.         Employee Benefit Plan Matters.

(a)           For a period beginning on the Closing Date and ending on December 31, 2019, Parent shall provide, or shall cause to be provided, to each Continuing Employee (i) base salary and base wages in an amount no less favorable than that in effect immediately prior to the execution of this Agreement and (ii) short-term cash incentive compensation opportunities, severance benefits and other employee benefits (other than equity compensation, long-term cash incentive compensation opportunities and retention or transaction bonuses) that are substantially comparable in the aggregate to the benefits provided to such Continuing Employees immediately prior to the execution of this Agreement and pursuant to the same Company Employee Plans if those arrangements are listed on Schedule 6.06(a) or otherwise adopted in compliance with Section 6.01(b) (the “Surviving Company Benefit Plans”).

(b)           From and after the Closing Date, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation, but solely to the extent that service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.

(c)           From and after the Closing Date, with respect to each Surviving Corporation Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Surviving Corporation Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Surviving Corporation Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Surviving Corporation Benefit Plan but only to the extent permitted under the terms and conditions of Parent’s applicable insurance Contracts in effect as of the Closing Date.

(d)           Prior to the Closing Date, the Company will reasonably cooperate with Parent to provide updates to the Section 280G Information, if any, following the date hereof and to provide such other related information as reasonably requested by Parent.

(e)           With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company, as they may be amended from time to time.

(f)            Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Surviving Corporation Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates.  Nothing in this Section 6.06 shall be deemed to amend any Company Employee Plan, any Surviving Corporation Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.07.         State Takeover Laws.  If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall use their respective reasonable efforts to (i) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to or to minimize the effects of the foregoing.

Section 6.08.         Obligations of Parent.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 6.09.         Director and Officer Liability.

(a)           Prior to the Closing, the Company shall use its reasonable efforts to purchase (in consultation with Parent) a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”).  If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.09(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.  If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 6.09(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

(b)           From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement that is in effect between the Company and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each, an “Indemnified Party”) and was Made Available to Parent and any indemnification or exculpation provisions set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.  From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, (i) the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company or the Surviving Corporation with respect to any indemnification or exculpation provisions set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement with respect to acts or omissions by Persons covered by such provisions and in the capacity covered thereby occurring at or prior to the Effective Time.

(c)           If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.09.

(d)           The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her trustees and administrators and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, by Contract or otherwise.

Section 6.10.         Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties necessary to consummate the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)           In furtherance and not in limitation of the undertakings pursuant to this Section 6.10, each of Parent and the Company shall prepare and file any notification and report forms and related material required under the HSR Act as promptly as reasonably practicable and advisable (and, in any event, within ten (10) Business Days after the date of this Agreement) and shall provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act.  Furthermore, each of Parent and Company shall prepare and file any notification and report forms and related material required by any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable and advisable and shall provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by other Governmental Authorities under applicable Antitrust Laws (if any).  Each of Parent and the Company shall use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities; provided, however, that, notwithstanding anything to the contrary in this Section 6.10 or elsewhere in this Agreement, the parties hereto understand and agree that Parent’s reasonable best efforts shall include Parent (i) entering into a settlement, undertaking, consent decree, stipulation or agreement relating to the Company, its business or its assets, with or required by any Governmental Authority or other Person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of the Company (a “Regulatory Action”); and, provided, further, that nothing in this Agreement shall require Parent or its Affiliates to (and the Company shall not without the express written consent of Parent) take or agree to any Regulatory Action which would result in or reasonably be likely to result in, either individually or in the aggregate, a material and adverse Effect on the Company’s business. Parent, Merger Sub and their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC or under any other applicable Antitrust Laws.

(c)                                  Subject to Applicable Law, the Company and Parent and their respective counsel shall, keep the other party apprised on a reasonably timely basis of the status of any communications with, and any inquiries or requests for additional for additional information from, any Governmental Authority with respect to this Agreement.  Subject to Applicable Law and to the extent practicable, the Company and Parent shall and their respective counsel shall (i) have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions.  To the extent reasonably practicable, neither party shall agree to participate in any meeting, or engage in any conversation, with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions unless it consults with the other party in advance and, unless prohibited by such Governmental Authority and to the extent permitted by Applicable Law, gives the other party the opportunity to attend and participate in such material meeting or conversation.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.10 as “Antitrust Counsel Only Material.”  Notwithstanding anything to the contrary in this Section 6.10, materials provided to the other party or its counsel may be redacted to remove references concerning: (i) the valuation of the Company; (ii) competitively sensitive information; (iii) so as not to jeopardize attorney-client, attorney-work product, or any other applicable privileges; or (iv) so as not to contravene any Applicable Law.

(d)                                 All filing fees required in connection with any filings with any Governmental Authority under any Antitrust Laws that may be asserted by any Governmental Authority shall be borne by Parent, and each party shall be responsible for any of its own respective costs and expenses incurred by such party (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any such filings.

(e)                                  Neither party shall, without the prior written consent of the other party, extend, directly or indirectly, any waiting period under the HSR Act or any Antitrust Law or enter into any Contract with any Governmental Authority to delay or not to consummate the transactions contemplated by this Agreement.  Subject to the Confidentiality Agreement and to any applicable sections of this Agreement, and to the extent permitted by Applicable Law, the parties will coordinate and cooperate fully with each other in exchanging information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or any other Antitrust Law.

Section 6.11.                          Stockholder/Transaction Litigation.  Each party hereto shall notify the other party, in writing and promptly after acquiring knowledge thereof, of any Stockholder/Transaction Litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of such party, threatened against, such party, its Subsidiaries and/or any of their respective directors or officers and shall keep the other party informed on a reasonably current basis with respect to the status thereof.  The parties hereto agree to cooperate in the defense and settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve the payment of any amounts, or the admission of any wrongdoing.  Without limiting in any way the parties’ obligations under Section 6.10, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 6.11, it being understood that the Company shall control the defense of any Stockholder/Transaction Litigation, but shall consult with Parent in the conduct thereof.

Section 6.12.                          Public Announcements.  The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be a joint press release, in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution and delivery of this Agreement.  Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use their respective reasonable efforts to consult with each other before making any other public statement, in each case with respect to this Agreement or the Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing rules of NASDAQ, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by the Company or Parent with the SEC or equivalent foreign Governmental Authority, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) information contained in previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved in advance by the other party); and provided further that, notwithstanding the foregoing, neither Parent nor the Company shall be required to consult with the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event; provided further that nothing in this Section 6.12 shall be deemed to modify or limit, and the ability to make any disclosures or statements pursuant to the immediately preceding proviso shall be subject to, the Company’s obligations under Section 6.02.

Section 6.13.                          Section 16 Matters.  Prior to the Offer Acceptance Time, the Company and the Company Board shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.08 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.14.                          Approval of Compensation Arrangements.  Prior to the Offer Acceptance Time, the Company and the Company Board (or duly authorized committee thereof) shall take any action necessary to ensure that any Compensation Arrangements entered into after the date of this Agreement (or entered into on or prior to such date and not previously approved as contemplated by Section 4.03(c)) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule, provided that in the case of Compensation Arrangements on the part of Parent or any of its Affiliates, the Company has been notified in writing of such Compensation Arrangement and the need for such action.

Section 6.15.                          Consultation.  Subject to Applicable Law, the Company: (i) shall promptly notify Parent (or its designee) of its sending, receiving or otherwise becoming aware of any material notice or any other material written communication to or from any Governmental Authority, supplier or principal investigator concerning any Company Product or Company Products that comprise a material part of the Company’s business; and (ii) shall not send or respond to any such material notice or material communication without, to the extent practicable, (A) providing Parent (or its designee) with a copy thereof, (B) providing Parent (or its designee) a reasonable opportunity to review and comment thereon, and (C) giving reasonable and good faith consideration to any comments or recommendations made by the Parent (or its designee) with respect thereto.

Section 6.16.                          Treatment of Company Warrants.

(a)                                 No later than ten (10) days prior to the Closing Date, the Company shall provide each holder of the Oxford Warrants with the requisite notice required pursuant to Section 1.6.2(A) of the Oxford Warrants in a form reasonably acceptable to Parent.

(b)                                 As promptly as practicable following the Effective Time, and in no event later than two (2) Business Days following the Effective Time, the Company shall provide the holder of the Cantor Warrant with the requisite notice required pursuant to Section 1.06 of Annex A of the Cantor Warrant in a form reasonably acceptable to Parent.

Section 6.17.                          Financing.

(a)                                 Equity Financing.  Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to consummate the Financing at or prior to the Effective Time, and, subject to Section 9.08, shall enforce the obligations of Sponsor pursuant to the Commitment Letter to the extent necessary to fund the Aggregate Commitment.  The Commitment Letter provides that the Company is an express third-party beneficiary in connection with Parent’s exercise of its rights under Section 1 thereof, and that Parent agrees not to oppose the grant of an injunction, specific performance or other equity relief in connection with the exercise of such third party rights.

(b)                                 Debt Financing.  The Company agrees to use its reasonable best efforts to provide such customary assistance (and to use its reasonable best efforts to cause its personnel and advisors to provide such customary assistance) with the Debt Financing as is reasonably requested by Parent.  Such reasonable best efforts to provide such assistance shall include (but not be limited to) each of the following: (i) participation by the Company’s management team, with appropriate seniority and expertise, at reasonable times in a reasonable number of bank meetings, lender presentations and/or lender conference calls, (ii) assistance by the Company’s management team in the preparation of customary marketing materials to be used by Parent and the Debt Financing Sources in connection with the marketing and syndication of the Debt Financing, including a customary “public side” confidential information memorandum, a customary “private side” confidential information memorandum, and a customary lender presentation regarding the Company and delivery of customary authorization letters and confirmations in connection with the foregoing authorizing the distribution of information to prospective lenders and with respect to the presence or absence of material non-public information and material accuracy of the information contained therein, (iii) participation by senior management of the Company in, and assistance with, the preparation of customary rating agency presentations and meetings with one or more rating agencies, (iv) the prompt delivery to Parent and the Debt Financing Sources of such customary historical financial information and other historical information about the Company as is reasonably requested by Parent from time to time, including the historical financial statements of the Company necessary to satisfy the applicable condition precedent to the funding of the Debt Financing and the historical financial information necessary in order to permit Parent to prepare the pro forma financial statements required to satisfy the applicable condition precedent to the funding of the Debt Financing, (v) delivery and in any event no later than four (4) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent no later than nine (9) Business Days prior to the Closing Date and (B) with beneficial ownership certifications and any other information required pursuant to 31 C.F.R. § 1010.230 that has been reasonably requested by Parent, (vi) participation by senior management of the Company in the negotiation, preparation and execution of the definitive documentation in respect of the Debt Financing and the schedules and exhibits thereto (including loan agreements, credit agreements, guarantees, collateral agreements, security agreements, hedging arrangements,  officer’s certificates (including a customary solvency certificate of the chief financial officer of the Company) and other customary closing documents), (vii) to the extent required by the Debt Financing, facilitation of the pledging of collateral, effective no earlier than the Closing Date, (viii) taking such customary corporate action as Parent may request to authorize and/or permit the consummation of the Debt Financing (subject to the occurrence of the Closing) and (ix) ensuring that the syndication efforts in respect of the Debt Financing benefit materially from any existing commercial lending relationships of the Company.  The Company hereby consents to the use of all of its logos in connection with the Debt Financing; provided that such logos are used solely in a customary manner that is not intended to, or reasonably likely not to, harm or disparage the Company or the reputation or goodwill of the Company.  Notwithstanding any other provision of this Agreement to the contrary, (a) neither the Company nor any of its personnel or advisors shall be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Company and (b) the Company shall not be required to provide any financial or other information that is not readily available to the Company and shall not be required to provide or prepare projections or similar forward-looking information (it being understood and agreed that the Company shall provide any historical information that is readily available to the Company and reasonably requested by Parent that is necessary for Parent to prepare any projections or similar forward-looking information).  All such assistance referred to in this Section 6.17 shall be at Parent’s sole cost and expense and on the Closing Date or termination of this Agreement, upon the written request of the Company, Parent shall promptly reimburse the Company for any such reasonable documented and out-of-pocket expenses incurred in complying with, or providing the assistance contemplated by, this Section 6.17.  Such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing (other than in respect of any authorization letters) that is not expressly conditioned upon the consummation of the Closing and that does not terminate without liability to the Company upon the termination of this Agreement.  Parent shall indemnify and hold harmless the Company and its Affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing or any assistance or activities provided or any information or logos of the Company used in connection therewith except to the extent (i) directly resulting from the gross negligence and/or fraud of the Company and/or any of its directors, officers, employees and agents or (ii) directly resulting from the Willful Breach of this Section 6.17 by the Company and/or any of its Affiliates, directors, officers, employees and agents.  In addition, the Company agrees it shall file current reports on Form 8-K (or otherwise disclose in a manner consistent with Regulation FD) with respect to any material, non-public information with respect to the Company, any of its subsidiaries or any of their respective securities that Parent has agreed to include in any marketing materials disseminated to “public side” lenders in connection with the Debt Financing where the provision of such information to “public side” lenders has been consented to by the Company.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01.                          Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)                                 Merger Sub shall have consummated the Offer; and

(b)                                 no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect that makes consummation of the Merger illegal or otherwise prevents or prohibits the consummation thereof.

ARTICLE 8

TERMINATION

Section 8.01.                          Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent, if:

(i)                                     the Offer shall not have been consummated in accordance with its terms and the terms of this Agreement on or before midnight, Eastern Time, on April 11, 2019 (the “End Date”); provided, however, in the case of this Section 8.01(b)(i), if on the original End Date all of the Offer Conditions, other than condition “(b)” set forth in Annex A and those conditions that by their nature are to be satisfied at the Offer Expiration Time, shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than the delivery of the certificate referenced in condition “(g)” set forth in Annex A, which certificate only need to be capable of being delivered), then the End Date shall automatically be extended one (1) time (but not more than one (1) time) by a period of three months (and all references to the End Date herein and in Annex A shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the event specified in such clause; or

(ii)                                  any Governmental Authority having jurisdiction over any party hereto shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer or any Applicable Law that makes consummation of the Merger or the consummation of the Offer illegal or otherwise prohibited shall be in effect; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the issuance of such final and non-appealable Order or other action is attributable to the material breach by such party of any covenant or obligation of such party set forth in this Agreement; or

(c)                                  by Parent, prior to the Offer Acceptance Time, if:

(i)                                     a Change in Recommendation shall have occurred; or

(ii)                                  the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to or would reasonably be expected to give rise to the failure of any of the Offer Conditions contained in condition “(e)” or “(f)” in Annex A and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement; or

(d)                                 by the Company, prior to the Offer Acceptance Time, if:

(i)                                     the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal (provided that such Superior Proposal did not result from the Company’s breach of Section 6.02) and (x) the Company has complied with its obligations under Section 6.02(f), (y) the Company pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.03(b), prior to or concurrently with such termination and (z) concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal; or

(ii)                                  Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have, or would reasonably be expected to have, a Parent Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Parent within thirty (30) days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(i) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement; or

(iii)                               Merger Sub fails to commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer on or prior to the date on which Merger Sub is required to commence the Offer pursuant to Section 2.01(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the material breach of this Agreement by the Company; or

(iv)                              Merger Sub fails to consummate the Offer within two (2) Business Days following the Offer Expiration Time and, as of such Offer Expiration Time, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied); provided, however, notwithstanding anything in Section 8.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.01(b)(i) during any such two (2) Business Day period.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 8.02.                          Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.02 and ARTICLE 9 shall survive any termination hereof pursuant to Section 8.01; provided that, nothing herein shall relieve any party from liability for fraud or any Willful Breach of this Agreement prior to such termination.  The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 8.03.                          Fees; Expenses.

(a)                                 Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)                                 If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), then prior to or concurrently with such termination, the Company shall pay Parent a fee in the amount of $19,000,000 (the “Termination Fee”).

(c)                                  If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent the Termination Fee.

(d)                                 If this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.01(b)(i)) or by Parent pursuant to Section 8.01(c)(ii) because the Company breached or failed to perform a covenant under this Agreement or Willfully Breached one of the Company’s representations and warranties and (i) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal, or the intention of a Third Party to make an Acquisition Proposal, shall have been publicly made or otherwise become publicly known (unless publicly withdrawn prior to such termination), and (ii) within twelve (12) months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement or (B) any Acquisition Transaction is consummated, then, the Company shall pay Parent the Termination Fee prior to, or concurrently with, the earlier to occur of entry into an Alternative Acquisition Agreement in respect of or consummation of an Acquisition Transaction; provided, however, that, for purposes of this Section 8.03(d), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and clause (v) in the definition of “Acquisition Transaction” shall not apply for purposes of this Section 8.03(d) unless such exclusive license (A) results in all or a portion of the proceeds of such exclusive license being distributed to the Company’s stockholders by any special or extraordinary dividend (or similar distribution to stockholders) within twelve (12) months of the consummation of such exclusive license, (B) the consummation of the transaction contemplated by such exclusive license requires the approval of the Company’s stockholders under Delaware Law or (C) the proceeds received by the Company or its Affiliates as a result of such exclusive license would constitute all or substantially all of the Company’s assets.

(e)                                  For the avoidance of doubt, any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(f)                                   The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement.

(g)                                  If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  Any amounts payable pursuant to this Section 8.03 shall be paid to Parent by wire transfer of immediately available funds. Parent shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 8.03.

(h)                                 Notwithstanding anything herein to the contrary, other than in the case of fraud or a Willful Breach by the Company, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Sections 8.03(b) and (c) and any payments pursuant to Section 8.03(g) shall be the sole and exclusive remedy of any of Parent, Merger Sub or any of their respective Affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, Company Stock Option holders, Company Restricted Stock Unit holders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE 9

MISCELLANEOUS

Section 9.01.                                Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the first (1st) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iv) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), in each case as follows:

if to the Company:

Corium International, Inc.

235 Constitution Drive

Menlo Park, CA 94025

Attention: Peter D. Staple
Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street

Mountain View, California 94041

Attention: David K. Michaels and Ethan A. Skerry
Email: dmichaels@fenwick.com and eskerry@fenwick.com

if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Gurnet Holding Company

c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Attention: James Singleton
Email:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello and Eoghan P. Keenan
Email: michael.aiello@weil.com and eoghan.keenan@weil.com

Section 9.02.                          Survival of Representations and Warranties.  None of the representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time. Any covenant or agreement of the parties contained herein which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.03.                          Amendments and Waivers.

(a)                                 Prior to the Offer Acceptance Time, any provision of this Agreement may be amended or waived by the parties hereto only by action taken or authorized by or on behalf of their respective Boards of Directors (or duly authorized committee thereof), but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Subject to Section 8.03(h), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 9.04.                          Assignment; Benefit.  Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion (provided that such assignment shall not impede or delay the consummation of the Offer or the

Merger or otherwise impede the rights of stockholders of the Company under this Agreement), any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the Offer Acceptance Time, the provisions of ARTICLE 2 relating to the payment of the Merger Consideration, which shall be enforceable by the holders of Shares immediately prior to the Offer Acceptance Time who validly tendered and did not withdraw Shares pursuant to the Offer, (ii) from and after the Effective Time, (A) the provisions of ARTICLE 2 relating to the payment of the Merger Consideration, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (B) the provisions of Section 6.09(a) which shall be enforceable by the Persons or entities benefiting therefrom and (iii) the provisions of Section 8.03(h) which shall be enforceable by the Company Related Parties.  For the avoidance of doubt, other than as expressly set forth in this Section 9.04, no holder of Shares shall have any third party beneficiary rights under this Agreement.

Section 9.05.                          Governing Law.  This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party thereto to enter into this Agreement, (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.06.                          Jurisdiction.  The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts.  Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.07.                          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

Section 9.08.                          Specific Performance; Remedies.

(a)                                 The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the following sentence, it is accordingly agreed that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement, to cause Parent to enforce its rights under the Commitment Letter to cause the Financing to be funded, and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.06, without proof of damages or otherwise, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)                                 Notwithstanding anything to the contrary in Section 9.08(a), the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Financing to be funded (whether under this Agreement or the Commitment Letter) to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) with respect to the consummation of the Offer (including the payment of the Offer Price and drawing down the Financing related thereto), all Offer Conditions were satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms hereof at the Offer Expiration Time, (ii) with respect to the consummation of the Merger (including the payment of the Merger Consideration and drawing down the Financing related thereto) the conditions set forth in Section 7.1 were satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms hereof at the Effective Time and (iii) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Financing is funded, the Closing will occur substantially simultaneously with the drawdown of the Financing and the Company has not revoked, withdrawn, modified or conditioned such confirmation and (B) the Company is prepared, willing and able to effect the Closing and the Transactions, then it would take such actions required of it by this Agreement to cause the Closing to occur.

Section 9.09.                          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.10.                          Entire Agreement.  This Agreement (including the exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules), the CVR Agreement, the Support Agreement, the Confidentiality Agreement, the Commitment Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.11.                          Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.  Any matter set forth on the Company Disclosure Schedules shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 9.12.                          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GURNET HOLDING COMPANY

By:	/s/ James B. Singleton
Name: James B. Singleton
Title: Secretary

GURNET MERGER SUB, INC.

By:	/s/ James B. Singleton
Name: James B. Singleton
Title: President

[Signature Page to Agreement and Plan of Merger]

CORIUM INTERNATIONAL, INC.

By:	/s/ Peter D. Staple
Name: Peter D. Staple
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below.  Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to consummate the Offer, accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares and, if permitted by the Merger Agreement, may terminate the Offer: (i) if the Merger Agreement has been terminated in accordance with ARTICLE 8; and (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.01(c) of the Merger Agreement), if: (A) the Minimum Tender Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (B) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by Applicable Law) waived in writing by Parent:

(a)                                 there shall have been validly tendered in the Offer and not withdrawn that number of Shares that (together with any Shares owned by Parent and its Affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding at the Offer Expiration Time assuming exercise of all Vested Company Stock Options and exercise of all of the Oxford Warrants (the “Minimum Tender Condition”);

(b)                                 any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated (it being understood that any consent shall be deemed obtained if the relevant merger control authority (A) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the Transactions, (B) has consented to, approved, or cleared the Transactions or (C) may no longer prohibit the Transactions due to the expiry of all relevant time periods);

(c)                                  no Order shall have been issued by any Governmental Authority and no Applicable Law shall be in effect that would (A) make the Offer or the Merger illegal or (B) otherwise prevent or prohibit the consummation thereof;

(d)                                 since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect;

(e)                                  (1) the representations and warranties of the Company set forth in Section 4.01, Section 4.03, Section 4.10(b) and Section 4.25 shall be true and correct in all respects as of the date of the Merger Agreement and the date of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (2) the representations and warranties of the Company set forth in Section 4.06(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (3) each of the other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of this clause (3) for such failures to be true and correct that have not had a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(f)                                   the Company shall have complied with or performed in all material respects each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;

(g)                                  Parent and Merger Sub shall have received from the Company a certificate, signed by each of the Company’s Chief Executive Officer and Chief Financial Officer, dated the date on the which the Offer expires certifying that the conditions specified in clauses (d), (e) and (f) have been satisfied; and

(h)                                 the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law.  Any reference in this Annex A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law.  The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

2

Annex B

Form of CVR Agreement

3

Annex C

Form of Support Agreement

4